Exhibit 6





                                    AGREEMENT


RECITALS:
---------

The parties,  PRICEBRIDGE.COM INC.  ("PriceBridge"),  a corporation incorporated
              --------------------
under the laws of the Province of Ontario, having its principal office at Suite 310, 720 Spadina Avenue, Toronto, Ontario and Microsourceonline Inc. ("Micro") agree to the following terms:

WHEREAS PriceBridge is engaged in the successful execution and settlement related to the trade of goods via the Internet. PriceBridge is a wholly owned subsidiary of iSource Concepts Inc.,

AND WHEREAS PriceBridge provides its customers access to its website, systems, suppliers and certain software applications (the "Network"), through which customers are able to automatically arrange and execute with other PriceBridge customers (including PriceBridge's suppliers) certain functions necessary to the successful execution and settlement related to the trade of goods,

AND WHEREAS Micro is an Internet-based marketplace which matches buyers and sellers (Micro's "Distributors" and "Resellers") of certain computer and other computer-related products via an online inventory system,

AND WHEREAS the parties agree that it is in both parties' best interests for Micro's Distributors and Resellers to become PriceBridge Members, the following Terms shall apply.

TERMS:
------

PriceBridge Responsible for Establishment of Network Interface on Internet:
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Both  patties  shall  provide  to the other all  reasonable  guidance  and input respecting the form and flow of information to be provided by one another, and to fully co-operate with each other in order to ensure proper building and operation of aforementioned Network interface between the parties.

This Network Interface shall include

     (a) automatic updates of Distributors' inventory to Micro's database system for perusal by Resellers and the parties hereto. A facilitation fee shall be applied to Distributors' accounts and shall be directly paid by said Distributors (and Resellers if applicable) to PriceBridge. The parties acknowledge that the proper completion of this part (a) of the Network interface will depend largely upon the willingness and ability of Distributors (and Resellers if applicable) to cooperate in respect of working directly with PriceBridge to complete the Network Interface. Neither party accepts any responsibility or liability in respect of the willingness and ability of Distributors (and Resellers if applicable) to cooperate in respect of working directly with PriceBridge.




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     (b)  the enabling,  which PriceBridge shall provide, of online transactions for Micro's Distributors and Resellers which shall include
          (i)    Electronic Purchase Orders, and
          (ii) Online negotiation for the purchase of goods (which shall include Requests for Quotes and responses in respect thereof),

          via the PriceBridge Network. Micro shall pay to PriceBridge an amount equal to fifteen percent (15%) of Micro's gross revenues derived from any transactions completed by any of Micro's Distributors, Resellers or other persons, on the PriceBridge Network. This fee shall be payable to PriceBridge quarterly, in arrears. Payments of fees to PriceBridge shall commence April 1, 2002, for the quarter immediately prior (i.e. January 1, 2002 to March 31, 2002). The parties acknowledge that this fee is available in consideration of Micro being one of PriccBridge's initial users, and a discount has been applied. Other PriceBridge users will not be guaranteed a discount. Upon and during the completion of the Network Interface, each party shall be responsible for upkeep and administration of their respective websites, computer and database systems.

Both parties understand that as a consequence of being granted access to eachother's systems, they may be exposed to certain information respecting Members, Distributors and Resellers. Such information shall be deemed confidential, and may not be disclosed or used in any way by the discovering party, save and except for the legitimate furtherance of this agreement.

Non-Circumvention and Right of Review:
--------------------------------------

Each party agrees that they will not, except on behalf of and for the benefit of the other, for the term of this Agreement and for a twelve (12) month period immediately following the termination of this Agreement as employee, employer, principal, agent, joint venturer, partner, beholder or other equity holder, independent contractor, licensor, licensee, franchiser, franchisee, distributor, consultant, supplier, trustee or by or through any corporation, company, cooperative, partnership, trust entity with juridical personality, unincorporated association or in any other manner whatsoever, interfere or attempt to interfere with the other's business or persuade or attempt to persuade, induce or attempt to induce any other person to discontinue or alter such person's relationship with one another.

Each party agrees to keep accurate and up-to-date books of accounts and records of its activities relating to the subject matter of this Agreement, including, but not limited to, accurate records and accounts reporting all amounts invoiced, charged and collected to and from Distributors and/or Resellers, and all orders received for services either party may provide and dates of same.

Upon request, both parties shall be entitled to audit of each other's books of accounts and records on a monthly basis, as may reasonably be required by the terms of this Agreement.





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Publicity:
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Each  party  shall  have the  right to review  for its  approval  any  material, including press and news releases, electronic (including audio and visual) broadcasts, and any other means by which information may be transmitted to the public, insofar as such transmissions relate to the other Party and the business contemplated by this Agreement. The parties undertake to take all reasonable measures to ensure that such proposed transmissions are delivered to the other for approval as far in advance as possible.

No agency, partnership, employee-employer or franchisor-franchisee relationship is intended nor created by these terms. For greater certainly, this memorandum and subsequent agreement evidences the matching of certain services offered, and which are within the respective areas of expertise of the parties bound herein.

Confidentiality:
----------------

The subject matter of this Agreement, and any other documents, schedules or appendices incorporated into this Agreement shall remain confidential and shall not by disclosed to any third party, unless the contents of such disclosure is agreed to by both parties in writing.

The fact that the parties have entered negotiations, however, may be disclosed only in those instances where the party deems it appropriate to disclose the fact that discussions or negotiations are taking place, but in no event shall either party disclose the subject matter in respect of said discussions or negotiations, except with prior written consent. This Agreement may be disclosed to bona fide potential investors or financiers as each party may deem fit.

Intellectual Property:
----------------------

All rights to any intellectual property shall remain the property of the originating party, including any derivative or ancillary uses of said property, unless agreed to in writing by both parties, or as expressly provided herein.

More specifically, is respect of the Network Interface described herein, all right, title and interest in all intellectual property shall be the property of PriceBridge, or its nominee.

"Intellectual property" means, but shall not be limited to, all copyright, software, discoveries, concepts, ideas, inventions, improvements, derivatives, extensions, methods, original works of authorship, processes, machines, combinations, computer programs, databases, trademarks, and trade secrets, whether or not protectable under the patent, copyright, and/or trade secret laws, and all related know-how relating to the Network Interface as described herein.

Proper Authority:
-----------------

Each party represents that it has caused this document to be executed on its behalf as of the date written below by a representative empowered to bind that






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party with respect to the undertakings and obligations  contained herein.  These terms may be executed and delivered via facsimile and such transmissions shall be treated as original signatures.

Term:
-----

These terms shall be effective for 2 years from the date indicated below.

Applicable Law:
---------------

These terms and resulting agreement(s) shall be governed and construed in accordance with the laws of the Province of Ontario.

If any provision in this document is determined to be invalid, void or unenforceable by the decision of any court of competent jurisdiction, which determination is not appealed or appealable for any reason whatsoever, the provision in question shall not he deemed to affect or impair the validity or enforceability of any other provision of this document and such invalid or unenforceable provision or portion thereof shall be severed from the remainder of this document.

Assignment:
-----------

Except as otherwise expressly provided, no rights or obligations shall be assignable by either party without the prior written consent of the other party hereto.

Dated this 15th day of January, 2002
           ----

PRICEBRIDGE.COM INC.                          MICROSOURCEONLINE INC.



By:  /s/                                      By:  /s/ Sumit Majumdar
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